Exhibit 99.3

FOR IMMEDIATE RELEASE

ADVANCED EMISSIONS SOLUTIONS PROVIDES REFINED COAL UPDATE

Two facilities using M-45-PCTM technology scheduled to begin full-time operations later this year

HIGHLANDS RANCH, Colorado, September 10, 2013– Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the “Company”) today provided an update on the operations and outlook for Clean Coal Solutions, LLC (“CCS”), a joint venture among its subsidiary ADA-ES, Inc., an affiliate of NexGen Resources Corporation, and an affiliate of The Goldman Sachs Group, Inc.

Operating Refined Coal Facilities

CCS has 10 Refined Coal (“RC”) facilities currently operating at power plants that have historically burned more than 25 million tons of coal per year. Each ton of Refined Coal produced qualifies for Section 45 Tax Credits; currently $6.59 per ton. Seven of these RC facilities representing approximately 22 million tons per year of Refined Coal production are leased or sold to RC investors and are expected to generate more than $75 million in annual revenues to CCS. Three RC facilities are being operated by CCS to generate tax benefits for its Members. We expect one of these facilities to be leased to an RC investor before year-end.

Additional Upfront Cash Payment Received

A Private Letter Ruling (PLR) was issued in August by the Internal Revenue Service on an RC facility that was sold by CCS to an RC investor in February 2013. As a result of the PLR issuance, CCS received an additional $5 million in upfront cash payments from the RC investor.

M-45-PCTM Technology

CCS has received notices to proceed and is scheduled to begin long-term operations of two RC facilities using M-45-PC technology. The equipment is being installed at the plants and permitting is underway with both facilities scheduled to begin full-time operations during the fourth quarter of 2013. We expect these two RC facilities to produce a combined total of 9 million tons of RC in a typical year. In addition, CCS is negotiating with four other power plants to use the M-45-PC technology on pulverized coal boilers.

CyCleanTM Technology

CCS recently qualified its first RC facility on a cyclone boiler firing bituminous coal. This is a significant milestone as it potentially opens up the market to non-Western coals. This RC facility, which is capable of producing over 6 million tons of Refined Coal annually, will initially be operated on a temporary basis for several weeks in the fourth quarter of 2013 to generate additional data needed for a permanent operating permit. We expect full-time operation in early 2014. Two additional RC facilities at cyclone boilers burning Powder River Basin coal are scheduled to begin full-time operations before year-end.

Dr. Michael D. Durham, President and CEO of Advanced Emissions Solutions said, “We are pleased with the progress in our Refined Coal business over the past few months. The five RC facilities scheduled to begin operations in the coming months will be located at power plants that have historically burned more than 22 million tons of coal per year. CCS is continuing its discussions with multiple RC investors for these facilities and is working towards leasing or selling the facilities simultaneously or soon after permanent operations commence. We believe that operating the facilities prior to finalizing agreements with third party investors is the best strategy, despite the near term impact on GAAP results in the form of increased expenses. This process both facilitates the third party investment and provides an attractive financial return as the facilities will be generating tax benefits valued at more than double the cost to operate them. Further, we are in parallel discussions with multiple utilities and RC investors for the remaining RC facilities and we continue to expect that all facilities will be placed in full-time operations by the end of 2014.”

About Advanced Emissions Solutions, Inc.

Advanced Emissions Solutions, Inc. (NASDAQ:ADES) serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) supplies Activated Carbon Injection (“ACI”) systems for mercury control, Dry Sorbent Injection (“DSI”) systems for acid gases, and technology services and other offerings in support of our customers’ emissions compliance strategies. ADA’s M-ProveTM technology, which reduces emissions of mercury and other metals from PRB coal, is applied directly to coal at power plants, or offered through a licensing agreement with Arch Coal for application at their mines. In addition, we are developing technologies to advance cleaner energy, including CO2 emissions control technologies through projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Clean Coal Solutions, LLC (“CCS”), is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patent pending M-45™ and M-45-PC™ technologies for Circulating Fluidized Boilers and Pulverized Coal boilers respectively. Advanced Emissions Solutions consolidates the results of CCS in its financial statements.

BCSI, LLC (“BCSI”) is a custom designer and fabricator of engineered emissions control technologies, bulk material handling equipment, bulk storage systems, water/waste water treatment equipment, and custom components. BSCI supplies Dry Sorbent Injection (“DSI”) systems for acid gas control using its technologically advanced cool, dry conditioned conveying air systems. BCSI’s technical solutions serve a wide range of industrial clients including; coal fired utilities, water treatment, wastewater, cement kilns, food processing and industrial boilers. BCSI employs engineers and trade professionals at a 190,000+sq. ft. fabrication and office facility located in McKeesport, PA.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include statements or expectations regarding expected regulatory approvals and commencement of leases, future income and cash flows, expected benefits for the RC customer and related matters. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in laws, regulations and IRS interpretations or guidance, economic conditions and market demand; timing of laws, regulations and any legal challenges to or repeal of them; failure of the RC facilities to produce coal that qualifies for tax credits; termination of or amendments to the contracts for RC facilities; decreases in the production of RC; availability, cost of and demand for alternative tax credit vehicles and other technologies; technical and operational difficulties; availability of raw materials and equipment; loss of key personnel; intellectual property infringement claims from third parties and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Graham Mattison

Vice President, Investor Relations

(646) 319-1417

graham.mattison@adaes.com